Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Catalent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $.01 per share	Other	7,625,000	$56.245 (2)	$428,868,125	$147.60 per $1,000,000	$63300.94

Total Offering Amounts					$428,868,125		$63300.94

Total Fee Offsets							$0

Net Fee Due							$63300.94

(1)

Amount represents 7,625,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Catalent, Inc., a Delaware corporation, reserved and available for delivery with respect to awards under the Catalent, Inc. 2018 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated, in accordance with Rule 457(c) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on the average of the high and low prices reported by the New York Stock Exchange on April 2, 2024 which is within five (5) business days prior to the date of this Registration Statement.